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                                                                    Exhibit 99.1


                                   SWWT, INC.

                             3492 West 109th Circle
                           Westminster, Colorado 80030

NEWS RELEASE

FOR IMMEDIATE RELEASE                                       CONTACT:
Monday, February 9, 1998                                    Patrick E. Thomas
                                                            (303) 682-4113

                            SWWT, INC. ANNOUNCES SALE
                       OF ASSETS TO CASCADE DESIGNS, INC.

      Westminster, Colorado - February 9, 1998 - SWWT, Inc., formerly SweetWater, Inc. (OTC:SWWT) today announced that it has sold substantially all of its assets to Cascade Designs, Inc. for $1.6 million, in cash. After payment of related expenses and management and severance bonuses, the Company estimates that approximately $1.4 million in cash will be available.

            The Company also announced that as a result of the sale of the Company's operating assets, Eric Reynolds has resigned as President, Chief Executive Officer and a director. Patrick E. Thomas, the Company's Chief Financial Officer, has been elected President and Chief Executive Officer. Clarke H. Bailey, Co-Chairman of the Board of Hudson River Capital LLC, and Thomas Barnds, of Nassau Capital Partners L.P., have been elected as directors of the Company and join Messrs. Barron, Effron, Gilson and Hack to form the new six person Board of Directors. Mr. Gilson has been elected to serve as the Chairman of the Board.

            SWWT, Inc. will assess various strategic alternatives which may include a merger, consolidation or similar transaction to acquire the stock or assets of another entity. No assurance can be given that any transaction will be consummated in the near future.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This release contains, in addition to historical information, forward-looking statements. These forward-looking statements were prepared on the basis of certain assumptions which relate, among other things, to the estimated expenses of the Company. Even if the assumptions on which the projections are based prove accurate and appropriate, the actual results of the Company's operations in the future may vary widely from the forward-looking statements included herein.